UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 24, 2009

AMN Healthcare Services, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-16753	06-1500476
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

12400 High Bluff Drive, Suite 100 San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

(866) 871-8519

(registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 24, 2009, AMN Healthcare Services, Inc. (the “Company”) announced several strategic restructuring changes, primarily affecting its travel nursing division:

(1)

The Company will be phasing out use of selected brands in marketing its travel nursing services to registered nurses and related healthcare professionals, including the RN Demand® and Preferred Healthcare Staffing® brands— to consolidate around its five core travel nursing brands: American Mobile Healthcare®, NursesRx®, NurseChoice®, O’Grady Peyton® and Medical ExpressSM. In marketing to hospitals and healthcare clients for nurse staffing services, the Company will continue to use primarily its AMN Healthcare® brand name.

(2)	As part of this brand consolidation and to reduce the long-term cost structure, the Company will be closing its Huntersville, North Carolina office, effective April 30, 2009. The NursesRx recruitment functions will be transferred to the Ft. Lauderdale, Florida office, which will be assuming the NursesRx brand identity. Other functions currently occurring in the Huntersville office will be transferred to other AMN offices.

(3)	The brand consolidation and office closure will affect less than ten percent of the Company’s corporate employees.

(4)	The Company expects to record restructuring charges of approximately $3.0 million in the first quarter of 2009, related primarily to employee termination benefits and lease termination expenses. More information will be provided on the Company’s fourth quarter 2008 earnings call on February 26, 2009.

This current report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended; and actual results may differ.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMN Healthcare Services, Inc.

By:	/s/ Susan R. Nowakowski
Susan R. Nowakowski President & Chief Executive Officer

Date: February 24, 2009